Exhibit 99.1

Fair Isaac Announces First Quarter 2008 Results

Total revenue of $199.4 million; Earnings per share of $0.39

MINNEAPOLIS--(BUSINESS WIRE)--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the financial results for its first quarter ended December 31, 2007.

First Quarter Fiscal 2008 Results

The company reported first quarter revenues of $199.4 million in fiscal 2008 versus $208.2 million reported in the prior year period. Net income for the first quarter of fiscal 2008 totaled $20.2 million, or $0.39 per diluted share, versus $31.2 million, or $0.52 per diluted share, reported in the prior year period.

First Quarter Fiscal 2008 Revenues Highlights

Revenues for first quarter fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $105.6 million in the first quarter compared to $109.8 million in the prior year quarter, or a decrease of 3.8%, primarily due to the divestiture of the mortgage product line in the second quarter of fiscal 2007 and a decline associated with insurance solutions, marketing solutions and customer management products, partially offset by an increase in revenues derived from collections and recovery, fraud and consumer products.
  Scoring Solutions revenues were $42.7 million in the first quarter compared to $44.9 million in the prior year quarter, or a decrease of 4.9%, primarily due to a decrease in revenues derived from our PreScore® Service.
  Professional Services revenues were $37.1 million in the first quarter compared to $39.3 million in the prior year quarter, or a decrease of 5.6%, primarily due to a decline associated with fraud, and customized analytic implementation services, partially offset by an increase in revenues derived from customer management and marketing solutions services.
  Analytic Software Tools revenues decreased to $13.9 million in the first quarter compared to $14.2 million in the prior year quarter, or by 2.0%, due to a decline in revenues generated from the sale of tool products.

Bookings Highlights

The bookings for the first quarter were $102.4 million compared to $72.1 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents, and investments were $238.6 million at December 31, 2007, as compared to $246.8 million at September 30, 2007. Significant changes in cash and cash equivalents from September 30, 2007 include cash provided by operations of $48.0 million, borrowings under the revolving credit facility of $20.0 million, and $13.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the first quarter includes $7.4 million related to purchases of property and equipment and $82.4 million to repurchase common stock.

Acquisition of Dash Optimization Limited

The company also announced today that it has acquired Dash Optimization (“Dash”), the leading software provider of optimization, for $32 million. Dash’s optimization technology complements our vision to “be the leader in decision management” and our mission to “help businesses make smarter decisions.” Dash develops and markets Xpress-MP, the world's leading software product for modeling and optimization. Xpress-MP solves large-scale optimization problems and enables better business decisions and resulting financial benefits.

We intend to integrate this technology into our Decision Middleware™ business offering the market-leading solution in business rule management systems, optimization software components and predictive analytics. Dash is completely focused on optimization and works in close partnership with its customers and OEM partners. Dash has offices in the United Kingdom, Germany, the United States and Japan with distribution partners in Europe and the Far East.

Outlook

The company expects revenues for second quarter fiscal 2008 to be approximately $205.0 million and earnings per diluted share to be approximately $0.44. The company expects revenues for fiscal 2008 to be approximately $825.0 to $835.0 million and earnings per diluted share to be approximately $1.80 to $1.90.

Company to Host Conference Call

The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its first quarter fiscal 2008 results, and outlook for the remainder of fiscal 2008. The call can be accessed live on the Investor Relations section of the company’s Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through March 22, 2008.

About Fair Isaac Corporation

Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company’s solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2007. If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac, Strategy Machine, Decision Middleware and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2007	2006

Revenues	$199,385	$208,227

Operating expenses:
Cost of revenues	75,940	70,569
Research and development	19,615	17,719
Selling, general and administrative	67,511	68,648
Amortization of intangible assets	3,546	6,390
Restructuring and acquisition-related	(445)	-
Total operating expenses	166,167	163,326
Operating income	33,218	44,901
Other income (expense), net	(2,128)	435
Income before income taxes	31,090	45,336
Provision for income taxes	10,904	14,111
Net income	$20,186	$31,225

Earnings per share:
Basic	$0.40	$0.54
Diluted	$0.39	$0.52

Shares used in computing earnings per share:
Basic	50,042	58,057
Diluted	51,200	59,985
FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2007 and September 30, 2007
(In thousands)
(Unaudited)

	December 31,	September 30,
	2007	2007

ASSETS:
Current assets:
Cash and cash equivalents	$99,863	$95,284
Marketable securities	58,108	125,327
Accounts receivables, net	158,534	177,402
Prepaid expenses and other current assets	19,791	24,738
Total current assets	336,296	422,751

Marketable securities and investments	80,633	26,150
Property and equipment, net	50,705	52,157
Goodwill and intangible assets, net	750,547	755,845
Other noncurrent assets	19,108	18,868
	$1,237,289	$1,275,771

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$39,207	$48,187
Senior convertible notes	390,963	390,963
Accrued compensation and employee benefits	35,884	44,202
Deferred revenue	41,658	42,572
Total current liabilities	507,712	525,924

Revolving credit agreement	190,000	170,000
Other noncurrent liabilities	16,068	13,533
Total liabilities	713,780	709,457

Stockholders’ equity	523,509	566,314
	$1,237,289	$1,275,771
FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters Ended December 31, 2007 and 2006
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2007	2006

Strategy machine solutions	$105,580	$109,753
Scoring solutions	42,727	44,918
Professional services	37,142	39,333
Analytic software tools	13,936	14,223
Total revenues	$199,385	$208,227
FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters Ended December 31, 2007 and 2006
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$20,186	$31,225
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	9,713	13,549
Changes in operating assets and liabilities	9,654	(3,732)
Other, net	8,483	18,606
Net cash provided by operating activities	48,036	59,648

Cash flows from investing activities:
Purchases of property and equipment	(7,440)	(5,125)
Net activity from marketable securities	12,127	21,392
Other, net	1,362	(213)
Net cash provided by investing activities	6,049	16,054

Cash flows from financing activities:
Proceeds from revolving line of credit	20,000	70,000
Proceeds from issuances of common stock	13,214	30,832
Repurchases of common stock	(82,424)	(154,490)
Other, net	(306)	634
Net cash used in financing activities	(49,516)	(53,024)

Effect of exchange rate changes on cash	10	1,317

Increase in cash and cash equivalents	4,579	23,995
Cash and cash equivalents, beginning of period	95,284	75,154
Cash and cash equivalents, end of period	$99,863	$99,149

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
or
Marcy K. Oelhafen, 800-213-5542
investorrelations@fairisaac.com